LINCOLN NATIONAL CORPORATION AND SUBSIDIARIES

         EXHIBIT (11) - COMPUTATION OF PER SHARE EARNINGS


                                                              Three Months
                                                             Ended March 31
                                                            1997         1996
PRIMARY
Average shares outstanding
  (assuming conversion of
  series A preferred stock) -----------------------    103,505,469 104,532,461
Net effect of dilutive
  stock options (based on
  the treasury stock method
  using average market price) ---------------------      1,046 217   1,030,442
       Total shares
         outstanding ------------------------------    104,551,686 105,562,903


FULLY DILUTED

Average shares outstanding
  (assuming conversion of
  series A preferred stock) -----------------------    103,505,469 104,532,461
Net effect of dilutive
  stock options (based on
  the treasury stock method
  using the end of period
  market price, if higher than
  average market price) ---------------------------      1,046,217   1,030,442
       Total shares
         outstanding ------------------------------    104,551,686 105,562,903


DOLLAR INFORMATION (000's omitted)

       Net Income ---------------------------------       $131,342    $140,024


PER SHARE INFORMATION

Primary:

       Net Income --------------------------------          $1.26       $1.33

Fully Diluted:

       Net Income --------------------------------          $1.26       $1.33


   Notes:  1. Earnings per share is computed based on the average number of common shares outstanding during each period after assuming conversion of the series A preferred stock.

           2. LNC does not include the dilutive effect of stock options in the computation of the earnings per share information appearing on the consolidated statements of income since it is immaterial.